     As filed with the Securities and Exchange Commission on July 18, 2000
                                                 Registration No. 333-
------------------------------------------------------------------------------
------------------------------------------------------------------------------



                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                              ---------------

                                  FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                              ---------------



                              TRANSGENOMIC, INC.
           (Exact name of Registrant as specified in its charter)

       DELAWARE                     3826                   91-1789357
      (State of       (Primary standard industrial      (I.R.S. employer
   incorporation)      classification code number)     identification no.)

                         5600 SOUTH 42ND STREET
                          OMAHA, NEBRASKA 68107
                             (402) 738-5480

      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              COLLIN J. D'SILVA
                     Chairman and Chief Executive Officer
                            5600 South 42nd Street
                             Omaha, Nebraska 68107
                                 (402) 738-5480
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                  Please address a copy of all communications to:

          STEVEN P. AMEN, ESQ.                   ROBERT B. WILLIAMS, ESQ.
             Kutak Rock LLP                Milbank, Tweed, Hadley & McCloy LLP
           1650 Farnam Street                   One Chase Manhattan Plaza
          Omaha, Nebraska 68102                  New York, New York 10005
             (402) 346-6000                            (212) 530-5000


                              ---------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-32174

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 344, check the following box. / /


                               CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Title of each class of                                                Proposed maximum
   securities to be          Amount to be       Proposed maximum         aggregate           Amount of
     registered              registered         offering price        offering price      registration fee
-----------------------------------------------------------------------------------------------------------
Common Stock, par value      552,000(1)          $15.00               $8,280,000           $2,186
$0.01 per share
-----------------------------------------------------------------------------------------------------------

(1) Includes 72,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.

           INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     In accordance with General Instruction V to Form S-1 and Rule 462(b) promulgated under the Securities Act of 1933, this Registration Statement incorporates by reference the contents of the Registration Statement (File No. 333-32174) filed with the Securities and Exchange Commission on March 10, 2000, as amended.

EXHIBITS.

     The following exhibits are filed herewith:


EXHIBIT
NUMBER         EXHIBIT TITLE
--------       -------------
   5.1         Opinion of Kutak Rock LLP
  23.1         Consent of Deloitte & Touche LLP
  23.2         Consent of Kutak Rock LLP (included in Exhibit 5.1)

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha and State of Nebraska, on the 18th day of July 2000.

                                           TRANSGENOMIC, INC.

                                           By: /s/ COLLIN J. D'SILVA
                                               ------------------------
                                                   Collin J. D'Silva
                                                     CHAIRMAN AND
                                                CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 18th day of July 2000.


            Signature                                  Title
            ---------                                  -----
       /s/ Collin J. D'Silva                Chairman of the Board, Director
       ----------------------------          and Chief Executive Officer
           Collin J. D'Silva                 (Principal Executive Officer)

       /s/ William P. Rasmussen             Chief Financial Officer (Principal
       ----------------------------          Financial Officer)
           William P.  Rasmussen

       /s/ Mitchell L. Murphy               Controller
       ----------------------------          (Chief Accounting Officer)
           Mitchell L. Murphy

       /s/ Stephen F. Dwyer
       ----------------------------         Director
           Stephen F. Dwyer

       /s/ Douglas T. Gjerde
       ----------------------------         Director
           Douglas T. Gjerde, Ph.D.

       /s/ Jeffrey Sklar
       ----------------------------         Director
           Jeffrey Sklar, M.D., Ph.D.

       /s/ Roland J. Santoni
       ----------------------------         Director
           Roland J. Santoni

       /s/ Gregory J. Duman
       ----------------------------         Director
           Gregory J. Duman

       /s/ Parag Saxena
       ----------------------------         Director
           Parag Saxena

EXHIBIT INDEX
-------------
   5.1            Opinion of Kutak Rock LLP
  23.1            Consent of Deloitte & Touche LLP
  23.2            Consent of Kutak Rock LLP (included in Exhibit 5.1)